Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE –

JANUARY 17, 2007

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION NAMED FORBES’

BEST MANAGED OIL AND GAS COMPANY

OKLAHOMA CITY, OKLAHOMA, JANUARY 17, 2007 – Chesapeake Energy Corporation (NYSE:CHK) has been named to Forbes’ Platinum 400 list of America’s Best Big Companies and was further identified as the best managed company in the Oil & Gas Operations category in the magazine’s January 8, 2007 issue. Chesapeake ranked 34th on the Platinum 400 list based on its 40% five-year total return as computed by Forbes. In addition, Forbes complimented the company’s leadership for “their knack for snapping up promising acreage”.

The Platinum 400 list was compiled from over 1,000 corporations having at least $1 billion in revenue in the most recent fiscal year and included both American and foreign corporations that have a significant presence in the U.S. Companies were then assigned to 26 industries and ranked against their peers not only for financial performance but also for leadership, innovation and execution. The ranking system also included consensus forecasts for long-term earnings growth and debt to capital ratios. Using these individual rankings, Forbes gave each company a composite score and an overall rank within its industry.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented: “We are honored to be recognized for the strength of our financial performance over the last five years in addition to our accomplishments in building one of the nation’s largest and most profitable exploration and production companies. We look forward to successfully executing the company’s distinctive business strategy and continuing to deliver significant value to the company’s investors for years to come.”

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.